Exhibit 99.1

CNX Gas Corporation

Proved Reserves Increase 8.2% to 1,130.4 Bcf During 2005

Pittsburgh, PA (February 14, 2006) – CNX Gas Corporation (NYSE: CXG) announced today that its proved reserves as of December 31, 2005 totaled 1,130.4 billion cubic feet (Bcf), an increase of 85.6 Bcf, or 8.2 percent, compared with the 1,044.8 billion cubic feet of proved reserves as of December 31, 2004. During the year, approximately 78 Bcf of reserves were added from the drilling program, while approximately 56 Bcf consisted of upward revisions. There were no proved reserve acquisitions or dispositions during the year.

Production during 2005 totaled 50.2 Bcf, including 48.4 Bcf of sales production. This means that CNX Gas replaced 271% of its total production during 2005.

Nicholas J. DeIuliis, president and CEO of CNX Gas, commented, “We did a terrific job in continuing to build our reserve base, especially when one considers that it was grown without acquisitions and that our drilling program was delayed early in 2005 due to an affiliated mine issue. As I calculate our reserve addition cost for 2005, I see that we added 135.8 Bcf (before production), with a drilling budget of only $65 million. This is less than fifty cents per thousand cubic feet (Mcf).”

CNX Gas continues the practice of having all of its proved reserves evaluated by third-party reservoir engineers. Schlumberger Data and Consulting Services provided the December 31, 2005 reserve report, as well as an interim report dated March 31, 2005. In the March 31 report, Schlumberger had calculated proved reserves of 1,093.4 Bcf.

Schlumberger calculated that the future net cash flows of CNX Gas’s proved gas reserves have a present value of nearly $3.1 billion before income taxes, assuming a 10 percent discount rate, as of December 31, 2005. This compares with a value of nearly $1.7 billion at December 31, 2004. The 82 percent increase in value is due to both higher proved reserves and higher prices. The average price used in the latest reserve study was $10.33 per Mcf and includes the effects of hedged production.

The proved reserve base of 1,130.4 Bcf consists of 552.2 Bcf of proved developed reserves and 578.2 Bcf of proved undeveloped reserves. The developed reserves include 520.0 Bcf of proved developed producing reserves. The latest report also assumes that the proved undeveloped reserves can be developed at a constant cost of $0.65 per Mcf.

From a geographic perspective, the overwhelming majority of reserves, 1,094.0 Bcf, are associated with CNX Gas’ coalbed methane operations in Central Appalachia. An additional 32.5 Bcf of reserves are in Northern Appalachia. A joint venture for conventional gas in Central Appalachia has 1.2 Bcf of reserves, while a similar venture in Tennessee has 2.7 Bcf of reserves.

CNX GAS CORPORATION is an independent natural gas exploration, development and production company operating in the Appalachian Basin of the United States.

Contact: Dan Zajdel, Director-Investor and Public Relations

(412) 854-6719

Email: danzajdel@cnxgas.com

Reconciliation of PV-10 to Standardized Measure

(as of December 31)

	2005	2004	2003
Future cash inflows	$11,675,551	$6,337,257	$5,792,348
Future Production Costs	$(2,852,033)	$(1,453,364)	$(1,314,691)
Future Development Costs	$(422,315)	$(265,540)	$(307,075)

Future net cash flows	$8,401,203	$4,618,353	$4,170,582
10% discount factor	$(5,349,337)	$(2,963,121)	$(2,613,716)

PV 10% (Non-GAAP measure)	$3,051,866	$1,655,232	$1,556,866

Undiscounted Income Taxes	$(3,251,266)	$(1,745,782)	$(1,461,785)
10% discount factor	$2,070,193	$1,120,088	$916,105

Discounted Income Taxes	$(1,181,072)	$(625,694)	$(545,680)
Standardized GAAP measure	$1,870,794	$1,029,538	$1,011,186

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; our inability to retain and attract key personnel; our joint venture arrangements; the effects of government regulation and permitting and other legal requirements; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy Inc.; and other factors discussed in our registration statement on Form S-1/A under “Risk Factors” which is on file at the Securities and Exchange Commission (SEC). These factors and others could cause actual results to differ materially from the forward looking statements contained in this press release.